                                                                     EXHIBIT 5

                       [LETTERHEAD OF ALSTON & BIRD LLP]

DOUGLAS B. CHAPPELL           DIRECT DIAL: 404-881-7551            E-MAIL: DCHAPPELL@ALSTON.COM

                               September 10, 1998

Medirisk, Inc.
Two Piedmont Center, Suite 400
3565 Piedmont Road, N.E.
Atlanta, GA 30305-1502

         Re:  Registration of 732,480 shares of Common Stock of Medirisk, Inc.

Ladies and Gentlemen:

         We have acted as counsel to Medirisk, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement of Form S-8 with respect to the offer and sale of Common Stock of the Company under the Medirisk, Inc. 1998 Long-Term Incentive Plan, the Medirisk, Inc. 1998 Employee Stock Purchase Plan and the Option Agreement for 32,480 share of Common Stock between the Company and Mark A. Kaiser (such Registration Statement, as amended, is hereinafter referred to as the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale by the Company of up to 732,480 shares of its Common Stock, par value $0.001 per share ("Common Stock").

         In connection therewith, we have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended; (ii) the minutes and records of the corporate proceedings of the Company with respect to the issuance by the Company of the Company Securities;
(iii) the Registration Statement and all exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein.

         In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof. As to various questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials. We have assumed that the Underwriting Agreement will be executed in substantially the same form submitted to us.

         Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion, under the law of the State of Delaware, that the Common Stock, upon receipt by the Company of the full consideration for the Common Stock in accordance with the terms of the stock incentives under which such Common Stock is issuable, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under "Legal Matters" in the prospectuses forming a part of such Registration Statement.

                                        Very truly yours,

                                        ALSTON & BIRD



                                        By:     /s/ Douglas B. Chappell
                                           -----------------------------------
                                              Douglas B. Chappell, a Partner



                                     - 2 -